Exhibit 4(h)


		  CERTIFICATE OF AMENDMENT TO
		    THE CODE OF REGULATIONS
			      OF
		   OHIO CASUALTY CORPORATION


I, Howard L. Sloneker III, Senior Vice President and Secretary of Ohio Casualty Corporation (the "Company"), hereby certify that the amendment set forth in the resolutions below was duly adopted at the annual meeting of shareholders held on April 26, 2000 by the affirmative vote of holders of shares entitling them to exercise at least a majority of the voting power of the Company:


	RESOLVED, that Section 10 of Article I of the Code of Regulations of the Company be, and the same hereby is, amended by deleting in its entirety, and by adopting and substituting in its place a new Section 10, which shall provide as follows:

	Section 10. Proxies. At meetings of the shareholders, any shareholder of record entitled to vote may be represented and may vote by proxy or proxies appointed by an instrument in writing signed by such shareholder or appointed in any manner permitted by Ohio law. Any such instrument in writing or record of any such appointment shall be filed with or received by the secretary of the meeting before the person holding such proxy shall be allowed to vote thereunder. No appointment of a proxy is valid after the expiration of eleven months after it is made unless the writing or other comunication which appoints such proxy specifies the date on which it is to expire or the length of time it is to continue in force.


IN TESTIMONY WHEREOF, I have hereunto subscribed my name, this 31st day of July, 2000.



					   /s/ Howard L. Sloneker III
					   --------------------------
					   Howard L. Sloneker III
					   Sr. Vice President and Secretary